As filed with the Securities and Exchange Commission on February 7, 2022

Registration No. 333-262536

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dermata Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	86-3218736
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3525 Del Mar Heights Rd., #322

San Diego, CA 92130

(858) 800-2543

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald T. Proehl

President and Chief Executive Officer

3525 Del Mar Heights Rd., #322

San Diego, CA 92130

(858) 800-2543

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Lerner Steven M. Skolnick Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700	Barry Grossman Sarah E. Williams Matthew Bernstein Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Units consisting of:
(i) Common Stock, $0.0001 par value per share (3)	$11,500,000	$1,117.80
(ii) Warrants to purchase Common Stock (4)	-	-
Common Stock issuable upon exercise of the Warrants	$11,500,000	$1,117.80
Pre-Funded Warrants to purchase shares of Common Stock and Common Stock issuable upon exercise thereof (5)	-	-
Total	$23,000,000	$2,235.60	(6)

____________

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)	Includes shares of Common Stock and/or warrants which may be issued on exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(5)

The proposed maximum aggregate offering price of the Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the Pre-Funded Warrants offered and sold in the offering (plus the aggregate exercise price of the Common Stock issuable upon exercise of the Pre-Funded Warrants), and as such the proposed aggregate maximum offering price of the Common Stock and Pre-Funded Warrants (including the Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $11,500,000 (including the underwriter’s option to purchase additional shares of Common Stock).

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

2

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-262536) of Dermata Therapeutics, Inc. is being filed solely to file Exhibits 4.8 and 4.9. Accordingly, this Amendment No. 1 consists of only the facing page, this explanatory note, Part II of the Registration Statement, including the signature page, the exhibit index, and Exhibits 4.8 and 4.9 filed herewith. The prospectus is unchanged and has therefore been omitted from this filing.

3

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
Securities and Exchange Commission registration fee	$2,235.60
FINRA filing fee	3,950
Underwriter Legal Fees and Expenses	75,000
Accountants’ fees and expenses	90,000
Legal fees and expenses	125,000
Transfer Agent’s fees and expenses	9,000
Printing and engraving expenses	3,400
Miscellaneous	11,414
Total expenses	$320,000

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

4

Our amended and restated certificate of incorporation, to be attached as Exhibit hereto, and our amended and restated bylaws, to be attached as Exhibit hereto, provide for the indemnification provisions described above and elsewhere herein. We have entered into and intend to continue to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, under some circumstances provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Original Issuances of Stock

On March 24, 2021, we converted from a limited liability company to a Delaware corporation and we changed our name to Dermata Therapeutics, Inc., resulting in a new capital structure consisting of common stock and preferred stock, each having a par value of $0.0001. This conversion resulted in conversion of the prior Dermata members’ interests into an aggregate of 65,823,015 shares of our preferred stock (which converted into 3,701,586 shares of common stock upon the closing of our initial public offering), and 1,911,009 shares of our common stock.

In connection with our conversion to a Delaware corporation, we also issued warrants exercisable for 1,419,228 shares of our preferred stock (or the Preferred Stock Warrants), and warrants exercisable for 65,303 shares of our common stock (or the Common Stock Warrants). The Preferred Stock Warrants have an exercise price of $1.00 per share and the Common Stock Warrants have a weighted-average exercise price of $5.82 per share.

Convertible Promissory Note Offering

In July 2020, we held the first closing of the Notes for an aggregate principal amount of $2,330,000, including $500,000 from Proehl Investment Ventures, LLC. In October 2020, we held the second closing of the Notes for an aggregate principal amount of $670,000, including $420,000 from Proehl Investment Ventures, LLC. In February 2021, we held the third closing of the Notes for an aggregate principle amount of $1,556,000, including $825,000 from Proehl Investment Ventures, LLC, $100,000 from the Proehl Family Trust and $250,000 Hale Biopharma Ventures, LLC.

On March 15, 2021, we completed the conversion of$4,391,000 of Notes into 5,379,247 Series 1d Preferred Units. At that time Proehl Investment Ventures, LLC, Sean Michael Proehl Irrevocable Trusts Dated December 18, 2020 and Hale Biopharma Ventures, LLC held an aggregate principal amount of $1,745,000, $100,000 and $250,000 of Notes, respectively. Mr. Proehl, our President and Chief Executive Officer and a member of the board of directors, is the managing member of Proehl Investment Ventures, LLC and the trustee of Sean Michael Proehl Irrevocable Trusts Dated December 18, 2020. Mr. Hale, a member of the board of directors, is the managing member of Hale Biopharma Ventures, LLC. In addition, Wendell Wierenga, a member of our board of directors, held $45,000 principal amount of the Notes. Each of Messrs. Proehl, Hale and Wierenga converted their aggregate principal amounts of Notes into Series 1d Preferred Units on March 15, 2021, which units were subsequently converted into shares of our Series 1d Preferred Stock in connection with our conversion to a Delaware corporation. The shares of Series 1d Preferred Stock held by Mr. Proehl, Hale and Wierenga automatically converted into 291,831, 39,180 and 7,142 shares of common stock, respectively, upon the completion of our initial public offering, at a conversion price equal to $6.40 (80% of the initial offering price).

5

The Notes had an interest rate of 4.0% per annum, were unsecured, had a maturity date of December 31, 2021 and provided for conversion into our common stock upon the earlier of (i) qualified Series A Financing (as defined in the Notes) which resulted in aggregate gross proceeds to the Company of at least Ten Million Dollars ($10,000,000), or (ii) the closing of our initial public offering.

At the closing of our initial public offering the aggregate principal amount and all accrued but unpaid interest on the Notes automatically converted into an aggregate of 32,219 shares of our common stock at a conversion price of $5.60 per share (which was 80% of the initial offering price).

Stock Options

On March 24, 2021, in connection with our conversion from a limited liability company to a Delaware corporation, we issued common stock options exercisable for an aggregate of 398,199 shares of our common stock. These options have an exercise price of $5.74 per share.

Underwriter Warrants

Upon the closing of our initial public offering, we issued to the underwriters warrants exercisable for a period of five years from the closing of the initial public offering which entitle the underwriters to purchase 128,571 of shares of common stock, at an exercise price equal to 115% of the public offering price, or $8.05 per share. The warrants will not be exercisable until February 12, 2022.

Securities Act Exemptions

We deemed the offers, sales and issuances of the securities described above under “Original Issuances of Stock,” “Convertible Promissory Note Offering” and “Underwriter Warrants” to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options and issuances of common stock upon exercise of such options described above under “Stock Options” to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

6

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description of Document

1.1	Form of Underwriting Agreement.**

3.1

Amended and Restated Certificate of Incorporation of Dermata Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).

3.2	Amended and Restated Bylaws of Dermata Therapeutics, Inc. (incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).

4.1

Specimen Certificate representing shares of common stock of Dermata Therapeutics, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).

4.3	Form of Outstanding Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).

4.4

Form of Common Stock Purchase Warrant issued in the Company’s Initial Public Offering (incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).

4.5

Form of Underwriter Warrant issued in the Company’s Initial Public Offering (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).

4.6	Form of Warrant Agency Agreement between Dermata Therapeutics, Inc. and Direct Transfer, LLC in connection with this offering.**

4.7

Form of Warrant Agency Agreement between Dermata Therapeutics, Inc. and Direct Transfer, LLC entered into in connection with the Company’s Initial Public Offering (incorporated by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).

4.8	Form of Warrant sold in this offering*

4.9	Form of Pre-Funded Warrant sold in this offering*

5.1	Opinion of Lowenstein Sandler LLP regarding the validity of the common stock being registered.**

10.1

Form of Indemnification Agreement entered into by Dermata Therapeutics, Inc. and its Officers and Directors (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).

10.2	Dermata Therapeutics, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).†

10.3

Amendment No. 1 to the Dermata Therapeutics, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).†

10.4

Form of Nonqualified Stock Option Award under 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).†

7

10.5

Form of Incentive Stock Option Award under 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).†

10.6

Employment Agreement dated December 6, 2021 by and between Dermata Therapeutics, Inc. and Gerald T. Proehl (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2021).†

10.7

Form of Employment Agreement dated August 17, 2021 by and between Dermata Therapeutics, Inc. and Christopher J. Nardo, M.P.H., Ph.D. (incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).†

10.8

Amendment No. 1 dated December 6, 2021 to the Employment Agreement by and between Dermata Therapeutics, Inc. and Christopher J. Nardo (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2021). †

10.9	Amendment No. 2 dated January 1, 2022 to the Employment Agreement by and between Dermata Therapeutics, Inc. and Christopher J. Nardo. **†

10.10

Employment Agreement dated December 6, 2021 by and between Dermata Therapeutics, Inc. and Maria Bedoya Toro Munera, Ph.D., M.B.A. (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2021).†

10.11	Amendment No. 1 dated January 1, 2022 to the Employment Agreement by and between Dermata Therapeutics, Inc. and Maria Bedoya Toro Munera, Ph.D.**†

10.12

Employment Agreement dated December 6, 2021 by and between Dermata Therapeutics, Inc. and Kyri K. Van Hoose (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2021).†

10.13	Amendment No. 1 dated January 1, 2022 to the Employment Agreement by and between Dermata Therapeutics, Inc. and Kyri K. Van Hoose. **†

10.14

Supply Agreement between Dermata Therapeutics LLC and Reka-Farm LLC, dated as of February 27, 2020 (incorporated by reference to Exhibit 10.8 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).#

10.15

License Agreement between Dermata Therapeutics LLC and Villani, Inc. dated as of March 31, 2017 (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).#

10.16

Amended and Restated Annex A to the License Agreement between Dermata Therapeutics LLC and Villani, Inc. dated as of March 31, 2017 (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).

10.17

License Amendment and Settlement Agreement between Dermata Therapeutics LLC and Villani, Inc. dated as of June 4, 2019 (incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).#

10.18

Amendment to the License Amendment and Settlement Agreement between Dermata Therapeutics, Inc. and Villani, Inc., dated July 30, 2021 (incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).#

23.1	Consent of Mayer Hoffman McCann, P.C. **

23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1). **

24.1	Power of Attorney (included on the signature page of this Registration Statement). **

107	Calculation of Filing Fee*

_________

*	Filed herewith

**	Previously Filed

†	Denotes management compensation plan or contract.

#	Portions of this exhibit (indicated by asterisks) are omitted in accordance with the rules of the SEC.

8

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

9

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

10

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on the 7th day of February, 2022.

Dermata Therapeutics, Inc.

By:	/s/ Gerald T. Proehl
Name:	Gerald T. Proehl
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated:

Signature	Title	Date

/s/ Gerald T. Proehl	Chief Executive Officer, Chairman (Principal Executive Officer)	February 7, 2022
Gerald T. Proehl

/s/ Kyri K. Van Hoose	Chief Financial Officer (Principal Financial and Accounting Officer)	February 7, 2022
Kyri K. Van Hoose

*	Lead Director	February 7, 2022
David Hale

*	Director	February 7, 2022
Wendell Wierenga, Ph.D.

*	Director	February 7, 2022
Mary Fisher

*	Director	February 7, 2022
Andrew Sandler, M.D.

*	Director	February 7, 2022
Steven J. Mento, Ph.D.

*
Kathleen Scott	Director	February 7, 2022

*
Brittany Bradrick	Director	February 7, 2022

*By:	/s/ Gerald T. Proehl
Gerald T. Proehl, Attorney-in-Fact

11